Exhibit (a)(5)(iv)
GlobalOptions Group, Inc. Announces Commencement of Tender Offer to Purchase up
to $19.5 Million of Common Stock
NEW YORK—GlobalOptions Group, Inc. (OTCBB: GLOI.OB), (“GlobalOptions” or the “Company”) announced today that it has commenced a partial tender offer to purchase up to 7,500,000 shares of its common stock, par value $0.001 per share, at a price of $2.60 per share, net to the seller in cash, without interest. The number of shares proposed to be purchased in the tender offer represents approximately 55% of GlobalOptions’ currently outstanding common shares. On April 26, 2011, the last trading day prior to the commencement of the tender offer, the last sale price of our shares reported on the OTC Bulletin Board was $2.44 per share.
The tender offer will expire on May 25, 2011 at midnight (one minute after 11:59 p.m.), New York City time, unless extended. Tenders of shares of the Company’s common stock must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased. The tender offer will be financed entirely with cash on hand.
The Information Agent for the tender offer is MacKenzie Partners, Inc. Questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and related documents should be directed to MacKenzie Partners at (800) 322-2885. Continental Stock Transfer & Trust Company is the Depositary for the tender offer. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered stockholders and will also be made available for distribution to beneficial owners of GlobalOptions’ common stock.
This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell shares of GlobalOptions’ common stock. The tender offer is being made pursuant to the Offer to Purchase, Letter of Transmittal and related materials that GlobalOptions will be distributing to its stockholders and filing with the Securities and Exchange Commission.
Neither GlobalOptions, its Board of Directors, the Depositary nor the Information Agent makes any recommendation as to whether to tender or refrain from tendering any shares. Stockholders and investors should read carefully the Offer to Purchase, Letter of Transmittal and related materials, should consult with their own financial and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender.
GlobalOptions Group, Inc.
GlobalOptions (OTCBB: GLOI.OB) previously provided risk mitigation and management services. Additional information regarding GlobalOptions is available at our website at www.globaloptionsgroup.com.
Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of the Company’s business strategy.
Certain of these risks and uncertainties will be described in greater detail in the Company’s filings with the Securities and Exchange Commission. GlobalOptions is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Jeffrey O. Nyweide
Chief Financial Officer, Executive Vice President-Corporate Development,
Treasurer and Secretary
GlobalOptions Group, Inc.
75 Rockefeller Plaza, 27th Floor
New York, NY 10019
Tel: (212) 445-6262
Source: GlobalOptions Group, Inc.

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